Exhibit 3.163

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
SFE 2, LLC

May 7, 2020

This Second Amended and Restated Limited Liability Company Agreement (this “Agreement”) of SFE 2, LLC (the “Company”) is entered into by Sprint Spectrum L.P., as the sole member (the “Member”) of the Company.

WHEREAS, the Company has been formed as a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Act”) and is currently governed by the Amended and Restated Limited Liability Company Agreement of the Company dated as of May 16, 2014, as heretofore amended (as so amended, the “Previous Agreement”); and WHEREAS, the parties hereto desire to amend and restate the Previous Agreement in its entirety;

NOW, THEREFORE, the Member, by execution of this Agreement, hereby agrees as follows:

1.
Name. The name of the limited liability company is SFE 2, LLC.

2.
Filing of Certificates. The Member or the Manager (as defined below), as an authorized person within the meaning of the Act, shall execute, deliver and file all certificates (and any amendments and/or restatements thereof) required or permitted to be filed with the Secretary of State of the State of Delaware. The Member or the Manager is authorized to execute, deliver and file any other certificates, notices or documents (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

3.
Purposes. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

4.
Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have and may exercise all the powers now or hereafter conferred by Delaware law on limited liability companies formed under the Act and all powers necessary, convenient or incidental to accomplish its purposes as set forth in Section 3.

5.
Principal Business Office. The principal business office of the Company shall be located at 12920 SE 38th Street, Bellevue, WA 98006, or at such other location as may hereafter be determined by the Manager.

6.
Registered Office. The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, DE 19808.

7.
Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, DE 19808.

8.
Member. The name and the mailing addresses of the Member are as follows:

Name	Address
Sprint Spectrum L.P.	12920 SE 38th Street Bellevue, WA 98006

9.
Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Member nor the Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member or acting as manager of the Company.

10.
Capital Contributions. The Member’s ownership interest in the Company shall be represented by 100 units of membership interest (“Units”). An unlimited number of Units are authorized.

11.
Additional Contributions. The Member is not required to make any additional capital contribution to the Company. However, the Member may voluntarily make additional capital contributions to the Company.

12.
Allocation of Profits and Losses. For so long as the Member is the sole member of the Company, the Company’s profits and losses shall be allocated solely to the Member.

13.
Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Manager or the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate the Act or other applicable law.

14.
Management.

(a)
The business and affairs of the Company shall be managed by a “manager” of the Company within the meaning of the Act (the “Manager”). The Manager shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes of the Company described herein, including all powers, statutory or otherwise, possessed by a manager of a limited liability company under the laws of the State of Delaware. The Manager has the authority to bind the Company. Except as otherwise provided in this Agreement, no Member shall have the authority to bind the Company.

(b)
The Member shall appoint the Manager and may remove the Manager at any time with or without cause. A person appointed as Manager shall serve until the earlier of such person’s death, disqualification, resignation or removal, and upon the occurrence of any such event, the Member shall promptly appoint a replacement Manager. Each person serving as Manager shall be required to execute an acknowledgment of this Agreement, which acknowledgment may be a counterpart signature page to this Agreement. The Member hereby appoints David A. Miller as the Manager. Notwithstanding any other provision of this Agreement, the Manager is authorized to execute and deliver any document on behalf of the Company without any vote or consent of any other person.

15.
Officers. The Manager may, from time to time as it deems advisable, select natural persons who are employees or agents of the Company and designate them as officers of the Company (the “Officers”) and assign titles (including, without limitation, President, Vice President, Secretary, and Treasurer) to any such person. Unless the Manager decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section may be revoked at any time by the Manager. An Officer may be removed with or without cause by the Manager. The names of the officers are:

Name	Title
G. Michael Sievert	Chief Executive Officer & President
J. Braxton Carter	Executive Vice President & Chief Financial Officer
Peter A. Ewens	Executive Vice President, Corporate Strategy
David A. Miller	Executive Vice President, General Counsel & Secretary
Matthew A. Staneff	Executive Vice President & Chief Marketing Officer
Andrew Davies	Executive Vice President, Finance
Jorge Gracia	Executive Vice President, Legal
Broady Hodder	Senior Vice President, Legal Affairs, Corporate Governance and Securities & Assistant Secretary
Christopher M. Miller	Senior Vice President, Taxation
Peter Osvaldik	Senior Vice President, Finance & Chief Accounting Officer
Lauren Venezia	Senior Vice President, Deputy General Counsel & Assistant Secretary
Dirk Wehrse	Senior Vice President, Treasury & Treasurer
Jud Henry	Senior Vice President, Investor Relations
Daniel Drobac	Vice President, Accounting & Controller
Paul Schieber	Vice President, Accounting
Larry Weians	Vice President, Tax
Steve Brammer	Vice President, Tax
David E. Conroy	Assistant Secretary
Frederick Williams	Assistant Secretary
Katie True-Awtry	Assistant Secretary
Rahul Modi	Assistant Treasurer
Stephen M. Calso	Assistant Treasurer

16.
Waiver of Fiduciary Duties. This Agreement is not intended to, and does not, create or impose any fiduciary duty on the Member, the Manager or any person or entity affiliated with the Member or the Manager. Further, the Member hereby waives any and all fiduciary duties owed by the Member or the Manager that, absent such waiver, may be implied by law, and in doing so, recognizes, acknowledges and agrees that the duties and obligations of members of the Company to one another and to the Company are only as expressly set forth in this Agreement.

17.
Other Business Opportunities. The Member and any person or entity affiliated with the Member may engage in or possess an interest in other business opportunities or ventures (unconnected with the Company) of every kind and description, independently or with others, including, without limitation, businesses that may compete with the Company or the Manager. Neither the Member nor any person or entity affiliated with the Member shall be required to present any such business opportunity or venture to the Company or the Manager, even if the opportunity is of the character that, if presented to any of such persons, could be taken by them. Neither the Company, the Manager nor any person or entity affiliated with any of the foregoing shall have any rights in or to such business opportunities or ventures or the income or profits derived therefrom by virtue of this Agreement, notwithstanding any duty otherwise existing at law or in equity. The provisions of this Section shall apply to the Member solely in its capacity as member of the Company and shall not be deemed to modify any contract or arrangement, including, without limitation, any noncompete provisions, otherwise agreed to by the Company and the Member.

18.
Exculpation and Indemnification.

(a)
No Member, Manager, Officer, employee or agent of the Company and no affiliate, stockholder, officer, director, employee or agent of the Member (collectively, the “Covered Persons”) shall be liable to the Company or any other person or entity who is a party to or is otherwise bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct.

(b)
To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section shall be provided out of and to the extent of Company assets only, and the Member shall have no personal liability on account thereof.

(c)
To the fullest extent permitted by applicable law, expenses (including reasonable legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section.

(d)
A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by the person or entity as to matters the Covered Person reasonably believes are within such other person or entity’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

(e)
The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Member to replace such other duties and liabilities of such Covered Person.

(f)
The foregoing provisions of this Section shall survive any termination of this Agreement.

19.
Assignments. The Member may at any time assign in whole or in part its limited liability company interest in the Company. If the Member transfers any of its interest in the Company pursuant to this Section, the transferee shall be admitted to the Company, subject to Section 21, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. If the Member transfers all of its interest in the Company pursuant to this Section, such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the Member shall cease to be a member of the Company.

20.
Resignation. The Manager may at any time resign from the Company. If the Manager resigns pursuant to this Section, a replacement manager shall be appointed in accordance with Section 14.

21.
Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the written consent of the Member and upon such terms (including with respect to participation in the management, profits, losses and distributions of the Company) as may be determined by the Member and the additional persons or entities to be admitted.

22.
Dissolution.

(a)
The Company shall dissolve and its affairs shall be wound up upon the first to occur of: (i) the written consent of the Member, (ii) any time there are no members of the Company, unless the Company is continued in accordance with the Act, or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

(b)
In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets or proceeds from the sale of the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

23.
Benefits of Agreement; No Third-Party Rights. The provisions of this Agreement are intended solely to benefit the Member and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third-party beneficiary of this Agreement), and the Member shall have no duty or obligation to any creditor of the Company to make any contributions or payments to the Company.

24.
Severability of Provisions. Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

25.
Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

26.
Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

27.
Amendments. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, executed and delivered by the Member.

28.
Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, and all of which together shall constitute one and the same instrument.

[SIGNATURE FOLLOWS ON SEPARATE PAGE]

IN WITNESS WHEREOF, the undersigned has entered into this Agreement as of the date first written above.

SPRINT SPECTRUM L.P.

/s/ David A. Miller
David A. Miller
Executive Vice President, General Counsel And Secretary

The undersigned hereby acknowledges this Limited Liability Company Agreement of SFE 2, LLC.

/s/ David Miller
David A. Miller, Manager

Date:	May 7, 2020